January 13, 2017

Brian Walsh

CFO

AXA Funds Management Group

1290 Avenue of the Americas

New York, NY 10019

Enclosed is our manually signed consent relating to the use in the Registration Statement on Form N-14 of our reports dated February 19, 2016 relating to the financial statements and financial highlights of EQ Advisors Trust and AXA Premier VIP Trust (the “Trusts”).

Our manually signed consent serves to authorize the use of our name on our consent in the electronic filing of the Trusts’ Registration Statement on Form N-14 with the SEC.

Please provide us with an exact copy of the Registration Statement on Form N-14 as electronically filed with the SEC.

Very truly yours,

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our reports dated February 19, 2016, relating to the financial statements and financial highlights which appear in the December 31, 2015 Annual Report to Shareholders of All Asset Aggressive-Alt 25 Portfolio, All Asset Aggressive-Alt 50 Portfolio, All Asset Aggressive-Alt 75 Portfolio, All Asset Growth-Alt 20 Portfolio, AXA/DoubleLine Opportunistic Core Plus Bond Portfolio, AXA/Pacific Global Small Cap Value Portfolio, AXA/Horizon Small Cap Value Portfolio, and the EQ/PIMCO Global Real Return Portfolio (each a portfolio of EQ Advisors Trust), CharterSM Alternative 100 Moderate Portfolio, CharterSM Income Strategies Portfolio, CharterSM Interest Rate Strategies Portfolio, CharterSM International Moderate Portfolio, CharterSM Moderate Portfolio, CharterSM Real Assets Portfolio (each a portfolio of AXA Premier VIP Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Form of Agreement and Plan of Reorganization and Termination” in such Registration Statement.

New York, New York

January 13, 2017